United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
             OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                           Commission File No. 0-27098

                           FIRST SAVINGS BANCORP, INC.
                        (By its successor, First Bancorp)
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             (Exact name of registrant as specified in its charter)

                               205 SE Broad Street
                      Southern Pines, North Carolina 28387
                               Tel. (910) 692-6222
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          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value
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            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)      [X]*         Rule 12h-3(b)(1)(i)     [X]*
            Rule 12g-4(a)(1)(ii)     [_]          Rule 12h-3(b)(1)(ii)    [_]
            Rule 12g-4(a)(2)(i)      [_]          Rule 12h-3(b)(2)(i)     [_]
            Rule 12g-4(a)(2)(ii)     [_]          Rule 15d-6              [_]

* First Savings Bancorp, Inc. was merged with and into First Bancorp effective as of November 17, 2000.

Approximate number of holders of record as of the certification or notice date:
Zero (0)

Pursuant to the requirements of the Securities and Exchange Act of 1934, First Bancorp, successor to First Savings Bancorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  May 24, 2005             By: /s/ Eric P. Credle
                                     ------------------------------------------
                                     Eric P. Credle
                                     Senior Vice President of First Bancorp
                                     (Successor to First Savings Bancorp, Inc.)